Exhibit 4.2.2
CARDINAL HEALTH, INC.
Officers’ Certificate
     Pursuant to Sections 2.3 and 2.4 of the Indenture dated as of April 18, 1997 (the “Indenture”) between Cardinal Health, Inc. (the “Company”) and Bank One. NA (formerly known as Bank One, Columbus, NA), as Trustee (the “Trustee”), the undersigned officers of the Company do hereby certify as follows in connection with the issuance of the Company’s 6.25% Notes Due 2008 (the “Securities”) under the Indenture:
     1. All conditions precedent under the Indenture to the issuance and authentication of the Securities and the delivery of the Securities to the Company have been complied with.
     2. The undersigned have read the conditions referred to in paragraph 1 above.
     3. The statements of the undersigned contained herein are based upon their participation in the issuance of the Securities and a review of the Indenture.
     4. Each of the undersigned has made such examination or investigation as is necessary in the undersigned’s opinion to enable the undersigned to express an informed opinion as to whether the conditions referred to in paragraph I above have been complied with.

     5. The terms of the 6.25°’ Notes are as follows:
Title: 6.25% Notes Due 2008
Limit of aggregate
principal amount: U.S.$150,000,000
Maturity Date: July 15, 2008
Interest: 6.25% per annum
Dated: July 13, 1998

CARDINAL HEALTH, INC.
By /s/ Stephanie A. Wagoner

Name:	Stephanie A. Wagoner
Title:	Vice President and Treasurer

By /s/ George H. Bennett, Jr.

Name:	George H. Bennett, Jr.
Title:	Executive Vice President, General Counsel and Secretary

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